UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

Renalytix plc

(Exact name of registrant as specified in its Charter)

England and Wales	001-39387	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Leman Street

London E1W 9US

United Kingdom

(Address of principal executive offices) (Zip Code)

+44 20 3139 2910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends and restates Items 1.01 and 2.03 of the Current Report on Form 8-K filed by Renalytix plc (the “Company”) on October 1, 2024 (the “Original Report”), in which the Company reported, among other things, the Private Placement of Ordinary Shares and the restructuring of certain indebtedness. As previously reported by the Company, shareholders of the Company approved the issuance of Ordinary Shares at a general meeting held on October 31, 2024. This Amendment is being filed solely to provide revised information regarding the Private Placement and debt restructuring. Except for Items 1.01 and 2.03, no other changes have been made to the Original Report. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Original Report.

Item 1.01. Entry into a Material Definitive Agreement

The Company entered into subscription letters (collectively, the “Subscription Agreement”) with certain Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”)) and Company insiders, and on October 1, 2024, the Company entered into a Placing Agreement (the “Placing Agreement” and together with the Subscription Agreement, the “Agreements”) with Oberon Investments Limited (the “Bookrunner”). Pursuant to the Placing Agreement (the “Placing”) and the Subscription Agreement (the “Subscription” and together with the Placing, the “Fundraise”), the Company agreed to allot and issue new ordinary shares, nominal value £0.0025 per ordinary share (the “Ordinary Shares”), to certain investors (the “Placees”) in unregistered offerings (together the “Private Placement”). The Agreements contained customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. Stifel Nicolaus Europe Limited (“Stifel”) is acting as the Company’s nominated adviser in connection with the Fundraise.

The Private Placement pursuant to the Placing Agreement consisted of two tranches of Ordinary Shares (the “Placing Shares”). On October 9, 2024 (the “First Closing”), the Company issued and allotted 24,007,773 Placing Shares (the “EIS/VCT Tranche”) at a placing price of £0.09 per Placing Share (the “Issue Price”). The Company received gross proceeds of £2,160,699.57 from the closing of the EIS/VCT Tranche of the Private Placement, before deducting fees and commissions to the Bookrunner and Stifel, and other offering expenses payable by the Company. The shares included in the EIS/VCT Tranche are intended to attract tax relief pursuant to the UK Enterprise Investment Scheme (“EIS”) and/or qualify under the UK Venture Capital Trust scheme (“VCT”).

Upon receiving approval at a general meeting of the Company’s shareholders held on October 31, 2024 (the “General Meeting”), to allot and issue the Second Tranche Shares, Subscription Shares and Conversion Shares (each as defined below) and to disapply statutory pre-emption rights in respect of such authority, on November 4, 2024, the Company allotted and issued a second tranche of 68,139,584 Placing Shares (the “Second Tranche”) at the Issue Price (the “Second Closing”). The shares included in the Second Tranche are non-EIS/VCT qualifying. As part of the Private Placement, in accordance with the Subscription Agreements, the Company also issued an aggregate of 36,591,476 Ordinary Shares (the “Subscription Shares”) at the Issue Price. The aggregate amount allotted and issued by the Company in the Second Tranche was 104,731,060 Ordinary Shares at the Issue Price. Of these Shares, certain officers, directors and affiliates of the Company acquired 14,856,723 Shares. Each participating insider agreed to a lock-in of their shares for a period of six months. The Company received gross proceeds of £9,425,795.40 from the Second Closing, before deducting fees and commissions to the Bookrunner and Stifel, and other offering expenses payable by the Company.

The Company used the net proceeds from the Private Placement predominantly for sales and marketing and general corporate and administrative expenses. Additionally, the Company will use approximately 10% of the net proceeds for development support for electronic health record integrations with new health systems.

The Ordinary Shares issued by the Company pursuant to the Private Placement have not been registered under the Securities Act, and may not be offered or sold in the United States absent effective registration or an applicable exemption from registration requirements. The Ordinary Shares issued by the Company pursuant to the First Closing and Second Closing have been, or will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing summaries of the Placing Agreement and form of Subscription Agreement do not purport to be complete and are qualified in their entirety by reference to such agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, in April 2022, the Company issued amortizing senior convertible bonds with a principal amount of $21.2 million due in April 2027 (the “Bonds”) to Heights Capital Ireland LLC (the “Convertible Bond Investor”). In July 2024, the Company issued 2,275,000 Ordinary Shares and 4,641,161 ADSs to the Convertible Bond Investor, which settled the principal and interest amount due under the Bonds on July 7, 2024. After settlement of the July 2024 repayment, the principal remaining under the Bonds was reduced by $1.06 million to $11.66 million.

The Company agreed with the Convertible Bond Investor to restructure the Bonds as follows:

●	approximately £2.97 million of the Bonds will be capitalised via issue to the Convertible Bond Investor of 33,000,000 Ordinary Shares (the “Heights Shares”), at the Issue Price; and

●	the balance of the Existing Loan Notes will be restructured as a new unsecured Convertible Loan Note (the “New Convertible Loan Note”).

The Convertible Bond Investor is subject to a six month lock-in provision.

The New Convertible Loan Notes will accrue interest at a rate of 5.5% per annum if paid in cash, or 7.5% per annum if rolled into the principal amount, at the discretion of the Company. The New Convertible Loan Notes have a maturity date of 31 July 2029 and may not be converted before 1 April 2026, except in the event that the Company undertakes a further qualifying equity issuance in the future (which will exclude securities properly issued to employees and other staff of the Company for bona fide remuneration and incentivisation purposes).

The New Convertible Loan Notes can be redeemed as follows:

1.	at any time from 1 April 2026, a holder of Convertible Loan Notes can redeem any or all of the New Convertible Loan Note at a conversion price (subject to usual adjustment provisions) equal to 250% of the Issue Price;

2.	in the event of a change of control of the Company or if the Ordinary Shares cease to be admitted to trading on AIM or the Main Market of the London Stock Exchange (or if dealing in the Ordinary Shares is suspended, other than in connection with a corporate reorganisation, for a period of 60 dealing days or more) or in the event that less than 20% of the Company’s issued share capital (including ADSs) comprises free float, a holder of the Convertible Loan Notes can require the Company to redeem all but not some of their New Convertible Loan Notes at a conversion price equal to 120% of the principal amount of the New Convertible Loan Note (together with accrued but unpaid interest); and

3.	at any time, the Company can elect to redeem all, but not some, of the New Convertible Loan Notes at a price equal to the greater of (i) the principal amount and all accrued but unpaid interest and (ii) the ‘parity value’ of the New Convertible Loan Notes. The parity value is the product of: (a) such number of Ordinary Shares as would have been issued on conversion and the mean volume weighted average price of an Ordinary Share on the ten consecutive dealing days preceding the date on which such redemption is to occur.

Additionally, an accounts payable balance with a professional adviser of approximately $850,000 (the “Advisor Accounts Payable Balance”) has been restructured such that 50% of the outstanding balance ($425,000) converted to Ordinary Shares at the Issue Price (the “Advisor Shares” and together with the Heights Shares, the “Conversion Shares”).  The remaining 50% will be repaid as follows:

●	$325,000 to be converted to a long-term unsecured note, bearing interest at 5% per annum, rolled into the principal amount of the note. The principal and interest will be repaid on the earlier of: (i) 5 years from the issuance of this note; or (ii) such earlier time as the Company is acquired by another company. The Company has the right to redeem the note at any time without prepayment penalties; and

●	the remaining balance will be settled in cash from operations following the Second Closing.

The Conversion Shares were issued without registration in reliance upon the exemption provided in Section 3(a)(9) of the Securities Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Exhibit Description
10.1	Placing Agreement dated October 1, 2024*
10.2	Form of Subscription Agreement*
99.1	Press Release dated September 30, 2024*
99.2	Press Release dated September 30, 2024*
99.3	Press Release dated October 1, 2024*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Previously filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENALYTIX PLC

Dated: November 19, 2024	By:	/s/ James McCullough
James McCullough
Chief Executive Officer